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FORM 3                                           -------------------------------
                                                           OMB APPROVAL
                                                 -------------------------------
                                                 -------------------------------
                                                 OMB Number:           3235-0104
                                                 Expires:      December 31, 2001
                                                 Estimated average burden
                                                 hours per response.........0.05
                                                 -------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*


Nortel Networks Corporation
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   (Last)                            (First)              (Middle)

8200 Dixie Road, Suite 100
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                                    (Street)

Brampton,                     Ontario CANADA L6T 5P6
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    08/03/01
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Arris Group, Inc. ("ARRS")
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          --------------------------
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6.   If Amendment Date of Original
     (Month/Day/Year)


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7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                           37,000,000                  (I)                  by Nortel Networks LLC
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

Reminder: Report on a separate line for each class of securities          (Over)
beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

                                                                 SEC 1473 (3-99)

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                      CURRENTLY VALID OMB CONTROL NUMBER.

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

NORTEL NETWORKS CORPORATION


BY: /s/ Douglas Beatty                        August 9, 2001
   --------------------------------           --------------------------------
        Douglas Beatty                        Date
        Controller


BY: /s/ Blair F. Morrison                     August 9, 2001
   --------------------------------           --------------------------------
        Blair F. Morrison                     Date
        Assistant Secretary



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                                                                 SEC 1473 (3-99)